Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-887-0800 x 2342

NEOPHARM ANNOUNCES FISCAL 2005 FINANCIAL RESULTS

WAUKEGAN, Illinois – February 28, 2006 – NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

Fourth Quarter 2005 Results

The Company reported a fourth quarter 2005 net loss of approximately $9.7 million, or $0.41 per basic and diluted share.  The fourth quarter loss represents a $4.9 million, or 33.6%, improvement compared to the $14.6 million loss, or $0.63 per basic and diluted share, in the fourth quarter of 2004.  Additionally, the fourth quarter 2005 results also represent a $0.8 million improvement compared to the $10.5 million loss, or $0.45 per basic and diluted share, in the third quarter of 2005.

Net cash used in operations in the fourth quarter of $9.4 million was $3.7 million, or 28.2% lower than the $13.1 million in the fourth quarter of 2004.

Fiscal Year 2005 Results

The Company reported a net loss of approximately $38.7 million, or $1.64 per basic and diluted share, for the fiscal year ended December 31, 2005.  The fiscal year loss represents an improvement of $18.9 million, or 32.8%, compared to the $57.6 million loss, or $2.51 per basic and diluted share in fiscal 2004.

The improvement in 2005 net loss as compared to 2004 is a direct result of a reduction in research and development expenses of approximately $12.7 million in 2005 primarily from the Company’s ongoing cost rationalization program, which included a November 2004 headcount reduction, and a more focused effort in research and development, resulting in a significant reduction in the number and scope of clinical trials conducted by the Company in 2005.  Additionally, the Company received $2.5 million in 2005 from an outstanding note receivable previously deemed impaired, and reduced legal expenses by approximately $2.5 million in 2005 as both an arbitration case against a former licensing partner and a consent solicitation filed by the Company’s largest shareholder were completed in 2004.

Net cash used in operations in the fiscal year of $33.6 million was $18.6 million lower than the $52.2 million in fiscal 2004.

Total cash and short-term investments on hand as of December 31, 2005 were $30.3 million, and decreased approximately $9.8 million and $32.8 million, respectively, when compared to $40.1 million as of September 30, 2005 and $63.1 million as of December 31, 2004.

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“I believe the Company has made great progress in 2005,” said Guillermo A. Herrera, NeoPharm’s President and CEO.  “This progress reflects the implementation of a highly focused strategy to convert our R&D successes into regulatory and commercial success, including the achievement of key milestones in the development of our most advanced drug product candidate, cintredekin besudotox, for the treatment of brain cancer due to glioblastoma multiforme.  Key PRECISE Trial milestones achieved in December included the completion of enrollment and the second futility analysis, and we are now progressing towards the next milestone, the interim efficacy analysis.  Our priorities are now centered on preparations to support a cintredekin besudotox BLA submission, possibly in the second half of 2006, and the related commercial launch of cintredekin besudotox at the earliest opportunity, in the event we are able to obtain FDA approval. Also, we continue to make progress in our liposomal technology through an ongoing dialogue with the FDA to discuss the appropriate regulatory pathway.  Key components of our focus and execution strategy were to address short term financial needs and add management depth.  In January 2006, we successfully completed a follow-on stock offering and hired Tim Walbert as our Executive Vice President, Commercial Operations.  We now have the cash and necessary expertise to begin to execute on our commercial strategy.”

Financial Projections

The Company currently projects a net loss range for 2006 of approximately $39 million to $41 million, or approximately $1.64 to $1.73 per share.  The Company currently estimates that the 2006 research and development expenses will be approximately 10% lower than in 2005 due primarily to the completion of enrollment in PRECISE, but this reduction is expected to be offset by increased expenses as the Company executes on its cintredekin besudotox regulatory and pre-marketing commercial strategy.

The Company also currently estimates that the 2006 projected net loss will result in cash used in operations of less than $38 million. On January 10, 2006 the Company announced that it had completed a follow-on stock offering resulting in net proceeds to NeoPharm of approximately $39.0 million, net of underwriting fees and commissions, but before expenses.  NeoPharm believes that the cash and short-term marketable securities as of December 31, 2005, when combined with the cash raised in the January 2006 follow-on stock offering, can support the Company’s activities through the fourth quarter of 2007 at current and projected levels of development and general corporate activity.

Conference Call

NeoPharm will host a conference call to discuss these financial results on:

Tuesday, February 28, 2006 at 11:00 a.m. Eastern/8:00 a.m. Pacific

Domestic:	866-356-4281, passcode 97438786
International:	617-597-5395, passcode 97438786

Audio replays will be available through March 8, 2006.

Domestic:	888-286-8010, passcode 91398582
International:	617-801-6888, passcode 91398582

The live call and replay will also be available via webcast at www.neophrm.com.

About Cintredekin Besudotox (IL13-PE38QQR)

Cintredekin besudotox is a recombinant protein consisting of a single molecule composed of two parts: a tumor-targeting molecule (Interleukin-13, or IL13) and a cytotoxic agent (Pseudomonas Exotoxin, or PE). The drug is delivered via Convection Enhanced Delivery (CED), a novel drug delivery system using catheters specifically placed following tumor resection (removal), in areas with microscopic tumor spread or at risk of tumor spread around the tumor resection cavity.  IL13 receptors are present in appreciable numbers on malignant glioma cells, but only to a minimal amount if at all on healthy brain cells. The IL13 portion is designed to bind to receptors on tumor cells like a key fits into a lock. Research has demonstrated that the cancer cell latches onto and absorbs the IL13 and the attached PE, causing destruction of the cancer cell. Healthy brain cells appear to be unharmed because they do not internalize the PE.

Promising data for this potential therapeutic advance in the treatment of GBM was observed in Phase I/II studies and presented by investigators at scientific meetings, with1-year and 2-year survival rates for recurrent GBM patients of 40% and 20%, respectively. In addition, the importance of adequate catheter positioning in order to achieve optimal distribution of cintredekin besudotox in brain tissue was assessed, leading to specific guidelines for catheter positioning and deferred catheter placement used in the PRECISE Trial. This translated into a better patient outcome for the 45 recurrent GBM patients treated post-tumor resection in the Phase I/II studies, where patients with at least 2 catheters adequately positioned experienced median survival of 51.7 weeks (95% CI: 36.1-78.0). Overall median survival for GBM patients in the Phase I/II studies was 44.0 weeks (95% Confidence Interval [CI]: 36.1-52.4).  Additionally, a Phase I clinical trial of cintredekin besudotox in patients with malignant glioma at initial diagnosis is currently ongoing.

Cintredekin besudotox has received orphan drug designation and fast track drug development program status from the U.S. Food and Drug Administration (FDA). NeoPharm’s cintredekin besudotox development program was also selected to participate in the FDA Continuous Marketing Application Pilot 2 Program.  Cintredekin besudotox has also received orphan drug designation in Europe.

About PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial.  It was designed to enroll up to 300 patients in order to obtain 270 patients with confirmed GBM at first recurrence at study entry surgical resection for the intent-to-treat patient population, and compare overall survival, drug safety and quality of life of patients receiving cintredekin besudotox with patients receiving Gliadel® Wafer in the treatment of first recurrent GBM following surgical tumor resection.  PRECISE achieved the 270 patient intent-to-treat milestone in early December after enrolling 288 patients.  Patients were randomized so that 2 patients received cintredekin besudotox via CED for every 1 patient that received Gliadel® Wafer placed in the resection cavity at the time of resection.  Enrollment is now complete and included a total of 294 patients, resulting in 276 patients in the intent-to-treat population.

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The primary efficacy analysis of PRECISE will be based on the comparison of the overall patient survival curves of the two treatment groups upon reaching 215 total deaths in the study, with an interim efficacy analysis scheduled to be performed upon reaching 160 deaths.

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development, and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, to the Company’s ability to make a BLA submission,  the initiation, progress and outcomes of clinical trials of the Company’s drug product candidates, including, but not limited to, the PRECISE trial,, projections regarding cash used in operations, financial projections, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds including, but not limited to the Company’s ability to develop a program for commercializing cintredekin besudotox and the liposomal technology drug product candidates, uncertainty regarding the outcomes of ongoing or proposed FDA studies, uncertainty regarding the availability of third party production capacity, uncertainty regarding the outcome of damage claims made by or against the Company, the Company’s financial guidance and projections, the Company’s ability to cut back on its funding of certain of its development projects in order to conserve its cash resources, the ability of the Company to procure additional future sources of financing, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox and the liposomal technology drug product candidates,   that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox and the liposomal technology drug product candidates, directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004

Revenues	$7,360	$40,760	$542,740	$156,780

Expenses:
Cost of revenues	275	1,228	2,011	5,236
Research and development	7,277,558	11,625,282	31,850,602	44,512,937
Selling, general, and administrative	2,748,508	3,409,545	11,421,494	14,366,892
Recovery of note receivable	—	—	(2,500,000)	—
Total expenses	10,026,341	15,036,055	40,774,107	58,885,065

Loss from operations	(10,018,981)	(14,995,295)	(40,231,367)	(58,728,285)

Interest income	348,809	347,821	1,506,680	1,119,576

Net loss	$(9,670,172)	$(14,647,474)	$(38,724,687)	$(57,608,709)

Net loss per share-basic and diluted	$(0.41)	$(0.63)	$(1.64)	$(2.51)

Shares used in computation of net loss per share:
Basic and diluted	23,731,870	23,317,254	23,601,643	22,941,668

Balance Sheet Data:
(Unaudited)

		December 31,	December 31,
		2005	2004
Cash and cash equivalents		$1,486,172	$52,736,320
Short-term investments		$28,776,020	$10,370,335
Total assets		$33,369,985	$67,434,371
Current liabilities		$9,388,474	$9,204,096
Accumulated deficit		$(228,024,715)	$(189,300,028)
Total stockholders equity		$21,945,324	$58,230,275